Exhibit 99.1

AMERICAN FINANCIAL GROUP INCREASES OFFER TO ACQUIRE
PUBLIC MINORITY STAKE IN NATIONAL INTERSTATE TO $32.00 PER SHARE

•	Best and final offer by AFG

•	Increased cash offer provides full and fair price to National Interstate shareholders

CINCINNATI – July 6, 2016 –

American Financial Group, Inc. (NYSE: AFG) announced that it has increased its offer to acquire all of the outstanding common shares of National Interstate Corporation (Nasdaq: NATL) that are not currently owned by AFG’s wholly-owned subsidiary, Great American Insurance Company (GAIC), to $32.00 per share in cash.  The proposed transaction will not be subject to a financing condition.

On July 6, 2016, AFG delivered the following letter to the special committee of the Board of Directors of National Interstate:

[AFG LETTERHEAD]

July 6, 2016

Special Committee of the Board of Directors
National Interstate Corporation
3250 Interstate Drive
Richfield, Ohio 44286
Attn:  Norman L. Rosenthal, Chairman of the Special Committee

Dear Norman:

American Financial Group, Inc. (“AFG” or “we”) is pleased to provide the special committee (the “Special Committee”) of the Board of Directors of National Interstate Corporation (“National Interstate”) with its further increased offer for its wholly-owned subsidiary, Great American Insurance Company (“GAIC”), to acquire all of the outstanding common shares of National Interstate that are not currently owned by GAIC at a purchase price of $32.00 per share in cash.  This represents our best and final offer, and we will offer no further increases from this price.  This is a full and fair price offer that will provide upfront liquidity to, and for the benefit of, National Interstate’s shareholders.  As previously communicated, the proposed transaction will not be subject to a financing condition.

The $32.00 per share price represents a 41.5% premium over National Interstate’s unaffected share closing price on March 4, 2016, the last trading day prior to public announcement of our proposal, and a 6.5% premium over yesterday’s closing price.  The $32.00 per share price is a 1.8x multiple of National Interstate’s book value per share excluding unrealized gains on fixed maturities as of March 31, 2016, and a 27.6x multiple of National Interstate’s 2015 diluted net income from operations per share.  We have raised our offer price $2.00 per share since our initial proposal, which represents aggregate additional consideration of approximately $20 million that will be paid to National Interstate shareholders other than GAIC.

Our proposed transaction remains subject to the condition that it be approved by a majority of the Special Committee.  When the Special Committee approves the transaction, shareholders holding a majority of the shares of National Interstate not owned by AFG or its affiliates will have the ability to approve the transaction for the benefit of National Interstate’s shareholders.  We are confident based on our discussions with National Interstate’s shareholders that such approval will be obtained.

We will be filing this letter with the Securities and Exchange Commission as an exhibit to a Schedule 13D amendment, and we are also issuing a press release before the market opens today containing this letter.

This proposal is non-binding and no agreement, arrangement or understanding between the parties will be created until such time as definitive documentation has been executed and delivered by GAIC and all other appropriate parties and the agreement, arrangement or understanding has been approved by AFG and GAIC’s boards of directors.

We look forward to working with the Special Committee and its advisors to announce a transaction expeditiously.

Sincerely,

By:	/s/ Carl H. Lindner III
Carl H. Lindner III
Co-Chief Executive Officer

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Additional Information and Where to Find It

This press release is not an offer to purchase or a solicitation of an offer to sell any securities or a solicitation of any proxies.  Any solicitation or offer will only be made through materials filed with the Securities and Exchange Commission (the “SEC”).  National Interstate shareholders and other interested parties are urged to read these materials when they become available because they will contain important information.  National Interstate shareholders will be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov.  National Interstate shareholders will also be able to obtain these documents that are filed by AFG (when available) free of charge from AFG at www.afginc.com or by writing to American Financial Group, Inc., Great American Insurance Group Tower, 301 East Fourth Street, Cincinnati, Ohio 45202, Attn: Diane P. Weidner.

Forward-Looking Statements

This press release contains, and certain oral statements made by our representatives from time to time may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by AFG and include the possibility that discussions with the special committee of National Interstate may not be successful and the possibility that the transaction may not be completed on the terms described in this press release or at all, including as a result of changes in the business or prospects of National Interstate.  For a detailed description of other risks and uncertainties affecting AFG, please refer to AFG’s filings with the SEC, available as described in the preceding paragraph.

Any forward-looking statements herein are made only as of the date of this press release.  AFG assumes no obligation to publicly update any forward-looking statements.  No information contained on any website referenced in this press release is incorporated by reference herein.

Contact:
Diane P. Weidner, 513-369-5713
Asst. Vice President – Investor Relations

Websites:
www.afginc.com
www.greatamericaninsurancegroup.com

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